AMENDED AND RESTATED SCHEDULE A
TO THE ADVISORS’ INNER CIRCLE FUND II
DISTRIBUTION PLAN
DATED FEBRUARY 23, 2005,

AS AMENDED AUGUST 22, 2023

Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2341(d) of the FINRA Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:

Fund	Class of Shares	Fee
Champlain Small Company Fund	Advisor Shares	0.25%
Champlain Mid Cap Fund	Advisor Shares	0.25%
Champlain Strategic Focus Fund	Advisor Shares	0.25%